UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2026

VISIUM TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its charter)

Florida	000-25753	87-0449667
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4094 Majestic Lane, Suite 360

Fairfax, Virginia 22033

(Address of principal executive offices, including zip code)

(703) 273-0383

(Registrant’s telephone number, including area code)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

 Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of New Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 7, 2026, the Board of Directors (the “Board”) of Visium Technologies, Inc. (the “Company”), a Florida corporation, accepted the written resignations tendered by Paul Anthony Favata and Thomas Grbelja from each of the following positions, effective immediately: (i) Independent Director of the Board; (ii) member of the Audit Committee; (iii) member of the Compensation Committee; and (iv) member of the Nominating and Corporate Governance Committee.

The Board expressly determined, and the Company hereby reports, that the resignations were not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices. The resignations form part of the Company’s board refresh in connection with the strategic restructuring and acquisition transactions contemplated by the non-binding Letter of Intent dated March 29, 2026.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 7, 2026, the Board, acting pursuant to Fla. Stat. §§ 607.0602 and 607.1006 and the Company’s governing documents, approved, adopted, and authorized the immediate filing with the Florida Department of State, Division of Corporations, of (i) the Certificate of Designation of Series A Convertible Preferred Stock and (ii) the Certificate of Designation of Series B Convertible Preferred Stock (collectively, the “Certificates of Designation”). These filings constitute amendments to the Company’s Articles of Incorporation and ratify the historical designations originally adopted in April 2016 under the Company’s predecessor Nevada entity, now formalized under Florida law following reincorporation.

The Certificates of Designation designate: (a) up to 50,000,000 shares of Series A Convertible Preferred Stock, par value $0.001 per share, stated value $750.00 per share, with senior ranking as to dividends and liquidation, a liquidation preference of $750.00 per share, and conversion rights identical to the historical 2016 terms (one-to-one into common stock, subject to the variable conversion price adjustment mechanism when the common stock trades below $0.10 per share, resulting in an effective conversion price of $0.035 per share and an effective ratio of approximately 21,428.57 common shares per Series A share, subject to standard anti-dilution adjustments); and (b) up to 30,000,000 shares of Series B Convertible Preferred Stock, par value $0.001 per share, stated value $375.00 per share, pari passu with Series A as to liquidation, and conversion rights identical to the historical 2016 terms (300 shares of Series B convertible into one share of common stock, subject to standard anti-dilution adjustments).

The Board also cancelled the Series C Convertible Preferred Stock (zero shares issued and outstanding) in its entirety and revoked any associated Certificate of Designation.

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Item 3.03. Material Modification to Rights of Security Holders.

In connection with the foregoing actions, the Board adopted, as official and mandatory Company policy, strict procedural gating mechanisms (the “Conversion Gates”) that constitute conditions precedent to any conversion, transfer, book-entry movement, or other action involving the Series A or Series B Preferred Stock. These non-waivable Gates (absent a formal Board resolution applicable to all holders) include, among others: conclusive proof of issuance under the newly filed Florida Certificates of Designation; proof of original 2016 payment; notarized subscriber affidavit; holder-funded forensic chain-of-title audit; final non-appealable Palm Beach County, Florida declaratory judgment; 150% performance bond; execution of a lock-up/leak-out agreement; legal opinion of holder’s counsel; reimbursement of all Company costs; and confirmation of no covenant violations.

The Transfer Agent, Madison Stock Transfer, Inc., has been instructed in writing to enforce the Conversion Gates strictly. Any purported conversion or action failing to satisfy is null and void ab initio. These measures materially protect the Company’s capital structure and common shareholders against legacy risks arising from incomplete re-domiciliation records but constitute a material modification to the procedural rights associated with the preferred stock.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed herewith:

3.1	Certificate of Designation of Series A Convertible Preferred Stock (filed with Florida Department of State on April 7, 2026)

3.2	Certificate of Designation of Series B Convertible Preferred Stock (filed with Florida Department of State on April 7, 2026)

3.3	Articles of Amendment

99.1	Minutes of Special Meeting of the Board of Directors dated April 7, 2026 99.2 Affidavit of Transfer Agent dated April 7, 2026

99.2	Affidavit of Transfer Agent dated April 7, 2026 (the complete document you provided, executed by Michael Ajzenman of Madison Stock Transfer).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISIUM TECHNOLOGIES, INC.

Date: April 7, 2026	By:	/s/ Mark Lucky
Mark Lucky
Chief Executive Officer

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